UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 22, 2019 (July 16, 2019)

Bank First Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	001-38676	39-1435359
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

402 North 8th Street, Manitowoc, WI	54220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(920) 652-3100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BFC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for company with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2019, Robert J. Wagner notified Bank First Corporation (the “Company”) of his decision to resign as a member of the Board of Directors (the “Board”) of the Company, effective as of August 1, 2019. As a result, Mr. Wagner will also be resigning from the Company’s Audit Committee, Governance and Nominating Committee and Executive Committee. Mr. Wagner’s decision to resign is in accordance with the terms of the Company’s Bylaws, which does not permit the nomination of any individual as a director who attains the age of 70 years on or before the date of the Annual Meeting, and is not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

On July 16, 2019, the Board elected Mary-Kay H. Bourbulas to fill the vacancy created by Mr. Wagner’s resignation and to serve as a member of the Board, effective August 1, 2019, until the election and qualification of her successor or until her earlier death, resignation, or removal.

Ms. Bourbulas, age 55, was formerly a director on the board of Partnership Community Bancshares, Inc., which was acquired by the Company effective July 12, 2019. She is a co-owner, founder and manager of Handen Distillery, a grain to bottle craft distillery located in Cedarburg, Wisconsin. Prior to opening the distillery in 2017, Ms. Bourbulas provided asset-based workout consulting for secured assets and distressed loans from 2006 to 2015. She also has an extensive background in securities management, having begun her career at Stein Roe & Farnham, a former Chicago-based investment advisory firm, in 1985. She then spent fourteen years at Strong Capital Management, where she led the high-yield municipal department and credit team. Ms. Bourbulas holds a bachelor’s degree in Economics from Northwestern University. Ms. Bourbulas’ experience in evaluating and managing secured assets and troubled loans, coupled with her tenure in the investment services industry, brings valuable experience to the Company’s Board of Directors.

As of the date of this Current Report on Form 8-K (this “Report”), the Board has not appointed Ms. Bourbulas to any committees of the Board, though the Company undertakes to amend this Report if Ms. Bourbulas is subsequently appointed to any such committees. There are no family relationships between Ms. Bourbulas and any director, executive officer or person nominated or chosen by the Board to become a director or executive officer of the Company, and there were no arrangements or understandings between Ms. Bourbulas and any other person pursuant to which she was elected as a director. In addition, there are no transactions involving Ms. Bourbulas and the Company that require disclosure under Item 404(a) of Regulation S-K.

In her capacity as a director, Ms. Bourbulas will receive compensation that is consistent with the compensation received by the other members of the Board. A description of the compensation payable to members of the Board is set forth under the heading “Director Compensation” in the Company’s Definitive Proxy Statement filed with the SEC on April 15, 2019 and is incorporated herein by reference.

Item 8.01	Other Events.

On July 22, 2019, the Company issued a press release announcing the resignation of Mr. Wagner and the election of Ms. Bourbulas. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release of Bank First Corporation dated July 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK FIRST CORPORATION

Date: July 22, 2019	By:	/s/ Kevin LeMahieu
Kevin LeMahieu
Chief Financial Officer